Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil
Director, Public and Investor Relations
847-405-2515 — CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter Net Earnings Of $57.2 Million, Compared To
Net Loss of $24.6 Million In Year-Earlier Quarter

Substantial Improvement Over 2006 First Quarter Marked By 15 Percent
Volume Increase And Lower Natural Gas And Other Costs

First Quarter Highlights:

•                  Volume rose by 15 percent, as significant increase in nitrogen segment more than offset modest decline in phosphate

•                  Net sales increased nearly 12 percent to $447.7 million, compared to 2006’s first quarter

•                  Operating earnings were $90.1 million versus operating loss of $37.2 million in year-earlier quarter

•                  Results included $38.5 million in mark-to-market gains on natural gas derivatives, compared to $20.0 million in mark-to-market losses on derivatives in 2006’s first quarter

•                  Financial position and liquidity continued to strengthen

•                  Forward order position for second quarter is strong, driven by favorable farm economics and expected significant increases in corn acreage and fertilizer application rates

DEERFIELD, IL — (Business Wire) — April 26, 2007 — CF Industries Holdings, Inc. (NYSE: CF) today reported first quarter net earnings of $57.2 million, or $1.02 per diluted share.  The company’s performance was marked by increased nitrogen volume and reduced costs, as well as mark-to-market gains on natural gas derivatives.  The results compare to a net loss of $24.6 million, or $0.45 per common share, in the first quarter of 2006, which was negatively affected by factors primarily related to the aftermath of 2005 hurricanes, including abnormally high natural gas prices, reduced fertilizer demand, increased purchased product costs, and costs associated with curtailed operating rates at the company’s nitrogen fertilizer complexes.

Net sales for the current quarter totaled $447.7 million, up nearly 12 percent from the $400.5 million in the year-earlier quarter.  Sales volume for the quarter was 1.89 million tons, up 15 percent from the 1.65 million tons in 2006’s first quarter.

“During this year’s first quarter, we began to see the positive effects of the significantly increased planting predicted for the U.S. Corn Belt this spring.  We also benefited from lower natural gas costs, including favorable positions established in December, and other lower costs compared to those in 2006’s first quarter,” explained Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

Favorable gas positions resulted in a $38.5 million mark-to-market gain on natural gas derivatives, compared to $20.0 million in mark-to-market losses in the year-earlier period.

“The company’s improved cost performance contributed to a significant improvement in margins, especially in our nitrogen business, compared to both the year-earlier quarter and fourth quarter 2006.  The first quarter saw generally strengthening prices going into the spring season, too, compared to fourth quarter 2006 levels, signaling strong ultimate spring fertilizer demand.  The first quarter’s increased volumes and performance came before field work in the Corn Belt had really gotten underway,” Wilson pointed out.

Nitrogen Fertilizer Business

Nitrogen net sales for the first quarter totaled $336.3 million, up 18 percent from $285.8 million in 2006’s first quarter.  Volume totaled 1.43 million tons, up 24 percent from the nearly 1.16 million tons in the year-earlier quarter.

Quarter-on-quarter comparisons in the nitrogen segment were affected by the weak 2006 quarter that included high fertilizer prices and accompanying low volumes.  Those factors were primarily the result of 2005 Gulf Coast hurricanes and their subsequent impact on natural gas costs and fertilizer prices.

First quarter 2007 average nitrogen selling prices were down for the company, compared to the year-earlier quarter, for ammonia and UAN solution, largely reflecting cost-driven higher prices in the year-earlier quarter.  Prices were up in urea, reflecting continued strength in domestic and international markets going into the spring season.

The gross margin on nitrogen sales was $90.7 million, compared to a negative $32.9 million in the year-earlier quarter, due primarily to significantly reduced costs, including the $58.5 million favorable swing in mark-to-market positions on natural gas derivatives.

With the exception of normal maintenance activities, the company’s two nitrogen complexes operated at capacity during the quarter.

Nitrogen fertilizer sales under the company’s Forward Pricing Program (FPP) were 745,000 tons during the quarter, representing 52 percent of total nitrogen volume.  In 2006’s first quarter, FPP sales were 574,000 tons, or 50 percent of nitrogen volume.

Phosphate Fertilizer Business

First quarter net sales for phosphate totaled $111.4 million, down modestly from $114.7 million in the year-earlier quarter.  This reflected improved pricing for the company’s phosphate products, offset by reduced volume.  Phosphate shipments totaled 461,000 tons in the quarter, down 6 percent from 489,000 tons in the first quarter of 2006.

First quarter gross margin on phosphate fertilizer sales was $14.4 million, up 41 percent, compared to $10.2 million in the prior year’s quarter, reflecting higher selling prices and reduced costs.  As a result of strong pre-season demand, phosphate sales under the company’s FPP were 189,000 tons, representing 41 percent of first quarter volume.  In the 2006 first quarter, FPP phosphate sales totaled 126,000 tons, or 26 percent of volume.

Primarily due to scheduled maintenance at the Plant City phosphate fertilizer complex, the company’s Central Florida phosphate facilities operated at approximately 90 percent of production capacity during the first quarter.

“The phosphate market has clearly continued to strengthen, thanks to a combination of good demand here and abroad plus low worldwide inventories.  Pricing improved in the first quarter, particularly during March, compared to both last year’s first quarter and the fourth quarter of 2006, and we expect to benefit further from that significantly improved pricing in the second quarter,” Wilson noted.

Liquidity and Financial Position

At March 31, 2007, the company’s cash and cash equivalents and short-term investments were $490.8 million, and its $250.0 million senior secured revolving credit facility was undrawn.  Under the facility’s borrowing base formula, the entire $250.0 million was available at the quarter’s end.

At March 31, 2007, the company’s current liability for customer advances was $325.0 million.  The company had negative net debt (i.e., net cash) of $161.5 million, compared to net debt of $53.8 million at the first quarter’s end in 2006.  Net debt is defined as debt, less cash and cash equivalents and short-term investments, plus customer advances.

Outlook

“As we entered the spring planting season, the U.S. Department of Agriculture (USDA) reported that farmers intend to plant 90.5 million acres of corn.  If that’s the case, it will be far above last year’s 78.3 million acres and the largest planting since 1944.  Rising demand for corn-based ethanol is certainly a major factor behind this increase, but the significant rise in planting intentions also reflects strong world demand and near-record low inventories for corn, coupled with the continued strong demand for feed,” Wilson explained.

The expected demand pushed farm level corn prices to an average of $3.28 per bushel last quarter, up substantially from the $2.03 average during the same period last year, according to USDA reports.  Corn futures prices have also increased dramatically, year to year.

“We believe these higher corn prices are driving the increased planting intentions, and they are expected to push demand for our nitrogen products to healthy levels for the second quarter.  In addition, fertilizer demand should benefit as farmers increase application rates, compared to last year, to take advantage of market conditions,” Wilson added.

“In phosphate, a late 2006 and early 2007 surge in exports tightened a market that already was marked by low inventories, initiating a rapid rise in prices which should be felt more fully in this year’s second quarter,” the CF Industries CEO noted.

The company believes that its overall product inventory levels are appropriate to meet expected demand in the second quarter.  Wilson cautioned that, as always, weather will be a major determinant of actual planting and fertilizer usage.  He also explained that the company’s second half 2007 performance could be affected by increased product imports, depending on world supply/demand and pricing conditions.

“USDA crop progress reports suggest that planting has gotten off to a good start in the south.  However, wet weather in parts of the Corn Belt has delayed some planting,” he explained.

FPP Update

As of April 24, 2007, FPP bookings for the remainder of 2007 stood at slightly more than 1.3 million tons, up from more than 850,000 tons for the remainder of 2006 at this time last year.  The company has locked in a substantial portion of its second quarter natural gas needs under its FPP.

Dividend Payment

On April 24, 2007, CF Industries Holdings, Inc. reported that its Board of Directors had approved payment of the regular quarterly dividend of $0.02 per common share, payable May 31, 2007 to stockholders of record on May 14, 2007.

Conference Call

CF Industries will hold a conference call to discuss first quarter results at 10:00 a.m. EDT on Friday, April 27, 2007.  Investors can access the call through the Investor Relations section of the company’s Web site at www.cfindustries.com, as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; our history of losses; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated consequences related to future expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements.

CF Industries Holdings, Inc.

Selected Financial Information

Results of Operations

	Three Months Ended March 31,
(in millions, except per share amounts)	2007	2006

Net sales	$447.7	$400.5
Cost of sales	342.6	423.2
Gross margin	105.1	(22.7)
Selling, general and administrative	13.7	13.0
Other operating - net	1.3	1.5
Operating earnings (loss)	90.1	(37.2)
Interest income - net	(3.4)	(2.2)
Minority interest	7.0	5.9
Other non-operating - net	(0.5)	(0.1)
Earnings (loss) before income taxes	87.0	(40.8)
Income tax provision (benefit)	29.8	(16.2)
Net earnings (loss)	$57.2	$(24.6)

Basic weighted average common shares outstanding	55.1	55.0
Basic net earnings (loss) per share	$1.04	$(0.45)

Diluted weighted average common shares outstanding	56.2	55.0
Diluted net earnings (loss) per share	$1.02	$(0.45)

CF Industries Holdings, Inc.

Selected Financial Information

Summarized Balance Sheets

	March 31,	December 31,	March 31,
(in millions)	2007	2006	2006

Assets
Current assets:
Cash and cash equivalents	$27.8	$25.4	$38.7
Short-term investments	463.0	300.2	157.6
Accounts receivable	118.5	113.9	66.4
Income taxes receivable	—	—	4.5
Inventories	303.7	176.1	307.3
Assets held for sale	6.0	—	—
Other	17.7	17.5	43.9
Total current assets	936.7	633.1	618.4
Property, plant and equipment - net	593.9	597.0	619.2
Deferred income taxes	—	1.7	6.3
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	21.1	11.5	11.1
Other assets	45.1	46.2	44.9

Total assets	$1,597.7	$1,290.4	$1,300.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$194.8	$172.3	$155.9
Income taxes payable	18.7	1.9	—
Customer advances	325.0	102.7	245.9
Deferred income taxes	10.8	9.8	5.0
Distributions payable to minority interest	28.1	27.8	3.7
Other	3.2	38.9	31.9
Total current liabilities	580.6	353.4	442.4
Notes payable	4.3	4.2	4.2
Deferred income taxes	6.0	—	—
Other noncurrent liabilities	156.0	152.2	104.8
Minority interest	21.0	13.6	19.4
Stockholders’ equity	829.8	767.0	730.0

Total liabilities and stockholders’ equity	$1,597.7	$1,290.4	$1,300.8

CF Industries Holdings, Inc.

Selected Financial Information

Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2007	2006

Operating Activities:
Net earnings (loss)	$57.2	$(24.6)
Adjustments to reconcile net earnings (loss) to net cash
provided by operating activities
Minority interest	7.0	5.9
Depreciation, depletion and amortization	20.1	22.5
Deferred income taxes	8.0	(14.0)
Stock compensation expense	1.9	1.8
Excess tax benefit from stock-based compensation	(1.0)	—
Unrealized (gain) loss on derivatives	(38.5)	20.0
Changes in:
Accounts receivable	(3.4)	(16.8)
Margin deposits	2.7	(9.7)
Inventories	(127.3)	(79.5)
Accounts payable, accrued expenses, and income taxes	39.3	(15.7)
Product exchanges - net	(1.6)	14.6
Customer advances - net	222.3	114.3
Other - net	4.4	(0.3)
Net cash provided by operating activities	191.1	18.5

Investing Activities:
Additions to property, plant and equipment - net	(20.9)	(11.5)
Purchases of short-term investments	(276.8)	(125.0)
Sales and maturities of short-term investments	113.9	146.7
Deposit to asset retirement obligation escrow account	(9.4)	(11.1)
Other - net	1.1	—
Net cash used in investing activities	(192.1)	(0.9)

Financing Activities:
Dividends paid on common stock	(1.1)	(1.1)
Distributions to minority interest	—	(15.1)
Issuances of common stock under employee stock plans	3.3	—
Excess tax benefit from stock-based compensation	1.0	—
Net cash provided by (used in) financing activities	3.2	(16.2)

Effect of exchange rate changes on cash and cash equivalents	0.2	(0.1)

Increase in cash and cash equivalents	2.4	1.3

Cash and cash equivalents at beginning of period	25.4	37.4

Cash and cash equivalents at end of period	$27.8	$38.7

CF Industries Holdings, Inc.
Selected Financial Information
Segment Data

Nitrogen Fertilizer Business

	Three Months Ended March 31,
(in millions, except as noted)	2007	2006

Net sales	$336.3	$285.8
Cost of sales	245.6	318.7
Gross margin	$90.7	$(32.9)

Gross margin percentage	27.0%	(11.5)%

Tons of product sold (in thousands)	1,429	1,157

Sales volumes by product (tons in thousands)
Ammonia	121	130
Urea	666	582
UAN	639	442
Other nitrogen fertilizers	3	3

Average selling prices (dollars per ton)
Ammonia	$297	$361
Urea	285	272
UAN	172	181

Cost of natural gas (per MMBtu) (1)
Donaldsonville	$7.57	$8.92
Medicine Hat	6.35	7.46

Average daily market price of natural gas (per MMBtu)
Henry Hub (Louisiana)	$7.13	$7.76
AECO (Alberta)	6.27	6.58

Depreciation and amortization	$12.4	$12.9
Capital expenditures	$5.8	$4.3

Production volume by product (tons in thousands)
Ammonia (2) (3)	873	651
Granular urea (2)	626	464
UAN (28%)	673	407

(1)Includes gas purchases and realized gains and losses on derivatives.

(2) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint venture partner in Canadian Fertilizers Limited.

(3) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries Holdings, Inc.
Selected Financial Information
Segment Data

Phosphate Fertilizer Business

	Three Months Ended March 31,
(in millions, except as noted)	2007	2006

Net sales	$111.4	$114.7
Cost of sales	97.0	104.5
Gross margin	$14.4	$10.2

Gross margin percentage	12.9%	8.9%

Tons of product sold (in thousands)	461	489

Sales volumes by product (tons in thousands)
DAP	388	410
MAP	73	79

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	398	376
Export	63	113

Average selling prices (dollars per ton)
DAP	$242	$234
MAP	241	239

Depreciation, depletion, and amortization	$7.2	$9.0
Capital expenditures	$12.7	$7.4

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	864	898
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	589	657
Phosphoric acid as P2O5 (1)	225	251
DAP/MAP	446	503

(1)  P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings (loss) to EBITDA:

	Three Months Ended March 31,
(in millions)	2007	2006

Net earnings (loss)	$57.2	$(24.6)
Interest income - net	(3.4)	(2.2)
Income tax provision (benefit)	29.8	(16.2)
Depreciation, depletion and amortization	20.1	22.5
Less: Loan fee amortization (a)	(0.2)	(0.2)

EBITDA	$103.5	$(20.7)

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) including taxes on the cumulative effect of a change in accounting principle and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three Months Ended March 31,
(in millions)	2007	2006

Net cash provided by operating activities	$191.1	$18.5
Less:
Customer advances - net	222.3	114.3
Other changes in working capital	(90.3)	(107.1)
Capital expenditures	20.9	11.5
Distributions to minority interest	—	15.1
Dividends paid on common stock	1.1	1.1

Adjusted free cash flow	$37.1	$(16.4)

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances — net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable, accrued expenses, income taxes, and product exchanges — net), capital expenditures, distributions to minority interest, and dividends paid on common stock.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the assessment of liquidity and financial strength.  We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.

Reconciliation of debt to net debt (cash):

(in millions)	March 31, 2007	December 31, 2006	March 31, 2006

Total debt	$4.3	$4.2	$4.2
Less: cash, cash equivalents and short-term investments	490.8	325.6	196.3
Plus: customer advances	325.0	102.7	245.9

Net debt (cash)	$(161.5)	$(218.7)	$53.8

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (cash) in the evaluation of our capital structure.